Exhibit 99.1

Bruker BioSciences Reports 11.3% Revenue Growth and Improved Operating Income, Net Income and Operating Cash Flow for the Second Quarter 2005

Billerica, Massachusetts, August 3, 2005 (BUSINESS WIRE)  –  Bruker BioSciences Corporation (NASDAQ: BRKR) today reported second quarter 2005 revenue of $71.4 million, an 11.3% increase from revenue of $64.1 million in the second quarter of 2004.  For the six months ended June 30, 2005, revenue increased 10.6% to $146.3 million, compared to $132.3 million for the same period last year.  Revenue growth during the three and six months ended June 30, 2005 included favorable foreign currency effects of 3.3% and 3.5%, respectively.

Second quarter 2005 operating income was $0.9 million, compared to an operating loss of ($5.0) million in the second quarter of 2004.  Net income in the second quarter of 2005 was $0.3 million, or $0.00 per diluted share, compared to a net loss of ($4.4) million, or ($0.05) per diluted share, in the second quarter of 2004.  For the six months ended June 30, 2005, operating income was $3.5 million, and net income was $0.7 million, or $0.01 per diluted share, compared to an operating loss of ($3.6) million, and a net loss of ($3.9) million, or ($0.04) per diluted share for the first half of 2004.

During the second quarter 2005, positive operating cash flow of $18.8 million increased our cash position to $92.0 million, while short-term borrowings declined to $9.3 million from $12.2 million at December 31, 2004.

Commenting on the quarter, Frank Laukien, President and CEO said: “Over the last year, we have made steady progress in controlling our expenses, returning to profitability, and strengthening our cash flows and balance sheet.  We will continue to focus on higher profitability through various ongoing gross margin improvement initiatives, continued strict expense control, reduction in our interest expenses and gradual improvements in our effective tax rate.”

Dr. Laukien continued: “Our organic revenue growth in the first half of 2005 has been above industry average, despite weaker than expected demand in several of our market segments.  In the first half of this year, we have introduced several important new technologies, and a remarkable number of innovative products that are receiving strong customer interest.  We believe that our proven ability to generate innovations and rapid organic growth will enable us to become an even more significant driver within our markets, and will allow us over time to leverage our continued R&D and distribution investments to reach industry-standard profitability.”

William Knight, Chief Financial Officer, commented: “Improvements in our profitability continue to be our top priority and these efforts have steadily improved our operating and net income.  Our gross profit margins improved both year-over-year and sequentially, reflecting some initial success from our gross profit margin improvement programs.  In addition, the spending control and productivity programs announced during the second half of 2004 have contributed to our operating expenses as a percentage of revenue being more in-line with industry averages.  Overall I am pleased with the progress we have made to date, but realize more remains to be done.  We are also very pleased with our positive operating cash flows of almost $24 million during the first half of 2005.”

OPERATING BUSINESSES

Set forth below is selected financial information for Bruker BioSciences’ two operating businesses:  Bruker Daltonics (life-science mass spectrometry and NBC detection business) and Bruker AXS (x-ray analysis business):

BRUKER DALTONICS

In the second quarter of 2005, revenue for the Bruker Daltonics business increased 7.1% to $37.4 million, from $34.9 million in the second quarter of 2004.  For the six months ended June 30, 2005, revenue for the Bruker Daltonics business increased 8.5% to $80.0 million, from $73.7 million for the same period last year.  For the six months ended June 30, 2005, Bruker Daltonics’ revenue was derived 70% from life-science mass spectrometry systems, 11% from substance detection systems, and 19% from after-market sales.  EBITDA was $2.3 million for the second quarter of 2005, compared to ($0.2) million for the second quarter of 2004.  EBITDA was $6.6 million for the six months ended June 30, 2005, compared to $3.0 million for the same period last year.

BRUKER AXS

In the second quarter of 2005, revenue for the Bruker AXS business increased 16.4% to $34.1 million, from $29.3 million in the second quarter of 2004.  For the six months ended June 30, 2005, revenue for the Bruker AXS business increased 13.6% to $66.6 million, from $58.6 million for the same period last year.   For the six months ended June 30, 2005, Bruker AXS’ revenue was derived 75% from x-ray systems sales and 25% from after-market sales. EBITDA was $1.3 million in the second quarter of 2005, compared to ($1.7) million in the second quarter of 2004.  EBITDA was $3.0 million for the six months ended June 30, 2005, compared to $(0.8) million for the same period last year.

USE OF NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP measure of EBITDA.  EBITDA is defined as US GAAP operating income (loss) excluding depreciation and amortization expense.  We believe that the inclusion of this non-GAAP measure helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts.  However, the non-GAAP financial measure included in this press release is not meant to be a better presentation or a substitute for results of operations prepared in accordance with GAAP.  Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

EARNINGS CONFERENCE CALL

Bruker BioSciences will host an operator-assisted earnings conference call at 10 a.m. Eastern Daylight Time on Wednesday, August 3, 2005.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker BioSciences Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 27000303.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc.  Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on x-ray technology.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry.  Bruker Daltonics also offers a broad line of nuclear, biological and chemical (NBC) detection products for defense and homeland security.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, exposure to currency fluctuations, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2004, our most recent quarterly reports on Form 10-Q, and our current reports on Form 8-K.  We disclaim any intent or obligation to update these forward-looking statements.

Condensed consolidated statements of operations, operating business information, and balance sheets follow for Bruker BioSciences Corporation.

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Product revenue	$60,723	$56,182	$127,547	$115,219
Service revenue	9,977	7,635	17,732	16,500
Other revenue	668	330	1,000	582
Total revenue	71,368	64,147	146,279	132,301

Cost of product revenue	34,275	35,116	72,540	69,055
Cost of service revenue	6,548	5,383	11,815	11,435
Total cost of revenue	40,823	40,449	84,355	80,490
Gross profit margin	30,545	23,648	61,924	51,811

Operating Expenses:
Sales and marketing	13,385	13,192	25,537	25,864
General and administrative	5,287	5,115	10,955	9,258
Research and development	10,962	10,327	21,982	20,267
Total operating expenses	29,634	28,634	58,474	55,389
Operating income (loss)	911	(4,986)	3,450	(3,578)

Interest and other income (expense), net	554	(965)	424	(866)

Income (loss) before income tax provision (benefit) and minority interest in consolidated subsidiaries	1,465	(5,951)	3,874	(4,444)
Provision (benefit) for income taxes	1,145	(1,580)	3,070	(560)

Income (loss) before minority interest	320	(4,371)	804	(3,884)
Minority interest in consolidated subsidiaries	36	19	103	30
Net income (loss)	$284	$(4,390)	$701	$(3,914)

Net income (loss) per share:
Basic	$0.00	$(0.05)	$0.01	$(0.04)
Diluted	$0.00	$(0.05)	$0.01	$(0.04)

Weighted average shares outstanding:
Basic	89,472	88,558	89,471	87,505
Diluted	89,599	88,558	89,591	87,505

Bruker BioSciences Corporation

BRUKER DALTONICS SELECTED OPERATING BUSINESS INFORMATION

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Total revenue	$37,361	$34,882	$80,005	$73,709

Operating income (loss)	$973	$(1,526)	$3,948	$252

Depreciation and amortization	1,314	1,322	2,661	2,708
EBITDA	$2,287	$(204)	$6,609	$2,960

Bruker BioSciences Corporation

BRUKER AXS SELECTED OPERATING BUSINESS INFORMATION

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Total revenue	$34,068	$29,265	$66,582	$58,592

Operating income (loss)	$419	$(2,597)	$1,241	$(2,767)

Depreciation and amortization	870	935	1,792	1,957
EBITDA	$1,289	$(1,662)	$3,033	$(810)

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS

Current assets:
Cash and short-term investments	$92,038	$77,691
Accounts receivable, net	47,222	57,792
Due from affiliated companies	10,306	9,530
Inventories	98,355	107,748
Other current assets	12,473	18,530
Total current assets	260,394	271,291

Property and equipment, net	74,654	84,990
Intangible and other assets	14,993	15,266

Total assets	$350,041	$371,547

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$9,274	$12,205
Accounts payable	15,698	22,652
Due to affiliated companies	6,473	3,026
Other current liabilities	72,412	73,277
Total current liabilities	103,857	111,160

Long-term debt	23,910	27,763
Other long-term liabilities	15,625	15,156
Minority interest in subsidiaries	372	193

Total shareholders’ equity	206,277	217,275

Total liabilities and shareholders’ equity	$350,041	$371,547

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com